Paulson Capital Corp. Reports 2006 Third Quarter Results

Conference Call Scheduled for Today at 4:15 PM ET

PORTLAND, OR -- 11/20/2006 -- Paulson Capital Corp. (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today announced its third quarter results for the three and nine months ended September 30, 2006.

Financial highlights for the three months ended September 30, 2006 compared to the three months ended September 30, 2005:

--  Sales commissions from the Company’s retail stock brokerage business declined 27% to $3.2 million from $4.3 million.
--  Corporate finance revenues decreased 35% to $1.4 million from $2.2 million.
--  Driven by a decline in market value or fair value of the securities and underwriter warrants held in the Company’s proprietary investment accounts, investment losses were $3.2 million, down from investment income of $820,000.
--  As a result of weaker performance in those securities that Paulson makes a market, trading loss totaled $1.6 million, a decline from trading income of $755,000.
--  Total revenues were ($181,000), compared to $8.1 million.
--  Expenses dropped 33% to $4.6 million from $6.9 million.
--  Net loss was $3.2 million, or $0.52 loss per share, compared to net income of $738,000, or $0.12 earnings per share.
Financial highlights for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2006:
--  Sales commissions declined 7% to $11.3 million from $12.2 million.
--  Corporate finance revenues increased 68% to $4.7 million from $2.8 million.
--  Investment loss from the Company’s proprietary investment accounts totaled $8.3 million, down from investment income of $18.3 million.
--  Trading loss was $1.8 million, a decrease from trading income of $2.9 million.
--  Total revenues decreased to $6.0 million from $36.2 million.
--  Expenses fell 25% to $15.4 million from $20.6 million.
--  Net loss equaled $6.0 million, or $0.97 loss per share, down from net income of $9.4 million, or $1.49 earnings per share.
As of September 30, 2006, the Company had $6.9 million in cash and receivables and $33.5 million in total shareholders’ equity. Net cash provided by the Company’s operating activities in the first nine months of 2006 totaled approximately $301,000. At the end of September 2006, the value of the Company’s trading securities, investment securities and underwriter warrants was $28.4 million. For the first nine months of this year, the Company repurchased a total of 34,316 shares of its common stock for a weighted average price of $6.45 per share, under its stock repurchase program.

Chester L.F. Paulson, founder and Chairman of Paulson, stated, “Despite challenging market dynamics that have plagued meaningful growth in the small and micro cap sectors over the past several quarters, we are pleased to see conditions strengthening in the current fourth quarter. Moreover, we are very enthused by the increase in quality investment banking projects being presented to us -- particularly those that contemplate registered offerings, an area of focused concentration for our corporate finance team.”

Continuing, Paulson added, “Although it has been evident that public companies have relied heavily on financing their growth through PIPE and private placement transactions in 2006, we believe that the environment for registered public offerings is once again gaining momentum and attracting sizable dollars from the investment community. Consequently, in the coming months it is our intent to launch a very proactive public relations and marketing campaign to help perpetuate this momentum, while leveraging our expertise and ongoing success to manage a much greater number of registered offerings for compelling, high growth companies.”

Paulson will host a teleconference this afternoon, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financials, corporate progression and other meaningful developments. The conference call can be accessed by dialing toll-free 1-800-218-0713. For those unable to participate at that time, a replay of the teleconference can be accessed domestically by dialing 1-800-405-2236 and entering the passcode 11074057#. The replay will be available for 30 days.

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

                 Paulson Capital Corp. and Subsidiary
                      CONSOLIDATED BALANCE SHEETS

                                                September 30,  December 31,
                                                    2006           2005
                                                -------------- ------------
Assets                                             (Unaudited)
  Cash and cash equivalents                     $      119,041 $    129,549
  Receivable from clearing organization              4,777,941   12,608,491
  Notes and other receivables                        1,958,396    1,081,528
  Income taxes receivable                              143,197            -
  Trading securities, at market value                2,455,157    1,558,564
  Investment securities, at market value            21,328,018   32,401,808
  Underwriter warrants, at estimated fair value      4,545,000    6,275,000
  Prepaid and deferred expenses                        493,115      674,328
  Furniture and equipment, net                         295,792      265,791
                                                -------------- ------------
    Total Assets                                $   36,115,657 $ 54,995,059
                                                ============== ============

Liabilities and Shareholders' Equity
  Accounts payable and accrued liabilities      $      756,490 $  1,243,866
  Payable to clearing organization                     166,775    3,182,347
  Compensation, employee benefits and payroll
   taxes                                               679,705    2,105,259
  Securities sold, not yet purchased, at market
   value                                                 2,955       23,033
  Dividends payable                                          -      929,317
  Income taxes payable                                       -    2,338,218
  Deferred revenue                                     500,000            -
  Deferred income taxes                                466,542    5,408,000
                                                -------------- ------------
    Total Liabilities                                2,572,467   15,230,040

Commitments and Contingencies                                -            -

Shareholders' Equity
  Preferred stock, no par value; 500,000
  shares authorized; none issued                             -            -
  Common stock, no par value; 20,000,000
  shares authorized; shares issued and
   outstanding: 6,167,132 and 6,195,448              1,831,266    1,817,100
  Retained earnings                                 31,711,924   37,947,919
                                                -------------- ------------
    Total Shareholders' Equity                      33,543,190   39,765,019

                                                -------------- ------------
    Total Liabilities and Shareholders' Equity  $   36,115,657 $ 54,995,059
                                                ============== ============

                          For the Three Months      For the Nine Months
                             Ended Sept. 30,           Ended Sept. 30,
                         -----------  -----------  -----------  -----------
                             2006         2005         2006        2005
                         -----------  -----------  -----------  -----------

Revenues
    Commissions          $ 3,156,476  $ 4,335,517  $11,335,870  $12,219,843
    Corporate finance      1,414,620    2,176,018    4,646,808    2,761,973
    Investment income
     (loss)               (3,170,780)     820,278   (8,259,811)  18,334,207
    Trading income
     (loss)               (1,595,605)     755,231   (1,814,315)   2,868,057
    Interest and
     dividends                15,203        8,661       41,367       30,806
    Other                       (680)       9,544          934       20,878
                         -----------  -----------  -----------  -----------
                            (180,766)   8,105,249    5,950,853   36,235,764

Expenses
    Commissions and
     salaries              3,314,795    5,461,956   11,759,338   15,868,145
    Underwriting
     expenses                188,579       76,078      356,025      210,250
    Rent, telephone and
     quotation services      307,326      291,249      893,592      883,348
    Professional fees        155,774      425,406      606,151    1,214,522
    Travel and
     entertainment            45,722       14,161      299,061      175,230
    Advertising and
     promotion                47,542       75,938      133,245      221,248
    Settlement expense       185,461     (175,000)     190,211      343,543
    Depreciation and
     amortization             29,032       22,559       73,509       68,319
    Other                    367,655      709,491    1,068,688    1,646,493
                         -----------  -----------  -----------  -----------
                           4,641,886    6,901,838   15,379,820   20,631,098
                         -----------  -----------  -----------  -----------

Income (loss) before
 income taxes             (4,822,652)   1,203,411   (9,428,967)  15,604,666

Income tax expense
 (benefit):
    Current                 (580,503)   1,956,954    1,534,136    1,956,954
    Deferred              (1,025,833)  (1,491,288)  (4,941,458)   4,269,214
                         -----------  -----------  -----------  -----------
                          (1,606,336)     465,666   (3,407,322)   6,226,168
                         -----------  -----------  -----------  -----------

Net income (loss)        $(3,216,316) $   737,745  $(6,021,645) $ 9,378,498
                         ===========  ===========  ===========  ===========

Basic net income (loss)
 per share               $     (0.52) $      0.12  $     (0.97) $      1.49
                         ===========  ===========  ===========  ===========

Diluted net income
 (loss) per share        $     (0.52) $      0.12  $     (0.97) $      1.49
                         ===========  ===========  ===========  ===========

Shares used in per share
 calculations:
  Basic                    6,167,621    6,226,442    6,180,099    6,282,470
                         ===========  ===========  ===========  ===========
  Diluted                  6,167,621    6,259,444    6,180,099    6,315,350
                         ===========  ===========  ===========  ===========
This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net